Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-165566) on Form S-8 of the Anheuser-Busch InBev SA/NV of our report dated June 24, 2021, with respect to the statements of net assets available for benefits of Anheuser-Busch 401(k) Savings and Retirement Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental schedule as of December 31, 2020, which report appears in the annual report on Form 11-K of the Anheuser-Busch 401(k) Savings and Retirement Plan for the year ended December 31, 2020.

// Clark, Schaefer, Hackett & Co.

Columbus, Ohio

June 24, 2021

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